Exhibit 99.1

COMPANY CONTACT:

Keoni Wagner, VP Public Affairs

Hawaiian Airlines
Phone:  808.838.6778

keoni.wagner@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Allyson Pooley /Andrew Greenebaum
Integrated Corporate Relations
 Phone:  310.395.2215

agreenebaum@icrinc.com/apooley@icrinc.com

Hawaiian Holdings Announces $135 Million Refinancing and Intent to Redeem
Subordinated Convertible Notes due 2010

Honolulu, Hawaii – March 15, 2006 – Hawaiian Holdings, Inc. (AMEX and PCX: HA) announced that its wholly owned subsidiary, Hawaiian Airlines, Inc., its existing Term A and Term B lenders, and certain additional lenders have amended Hawaiian’s credit facilities to increase the facility by approximately $91 million. Hawaiian’s credit facilities now consist of $135 million of term loans (a $62.5 million Term A loan and a $72.5 million Term B loan) and a $25 million revolving line of credit. Proceeds from the financing will be used to fund the purchase and retrofit of the four Boeing 767 aircraft recently acquired by Hawaiian, to redeem the Company’s outstanding Subordinated Convertible Notes due 2010, and to acquire certain additional assets.

Mark Dunkerley, President and Chief Executive Officer, said, “We are very pleased with the support shown by all our lenders in working with Hawaiian Airlines on this transaction which will allow us to refinance our capital structure on attractive terms, including the elimination of potential dilution associated with the outstanding Convertible Subordinated Notes. Hawaiian Airlines is solidly positioned for future growth opportunities with the addition of four 767s and in excess of $125 million of unrestricted cash on hand.”

The redemption of the Company’s outstanding $52 million of Subordinated Convertible Notes, which is expected to occur late in the first quarter or early in the second quarter, will eliminate potential dilution of approximately 12 million shares which otherwise would have been issued to the holders of the Subordinated Convertible Notes upon conversion at $4.35 per share.

The $62.5 million Term A loan is due in December 2010 and will pay interest, at the Company’s option, at LIBOR + 4.00% or at a base rate margin specified in the facility. The $72.5 million Term B loan is due in March 2011 and will pay interest at 9.00%. Other terms of the loans remain substantially similar to the Company’s former Term A and Term B loan facilities.

In connection with the financing, the Company has issued to the lenders or their affiliates, warrants to purchase 4,050,000 shares of the Company’s common stock, with an exercise price of $5.00 per share, the last 500,000 of which becomes exercisable after the final $10 million of proceeds become available to Hawaiian as described below. The warrants contain a forced conversion feature allowing the Company to force conversion of the warrants anytime after the average closing price of the Company’s common stock is at or above $9.00 per share for 30 consecutive calendar days.

 The credit facilities provide for $64.6 million of the financing proceeds to be held in a restricted account, subject to the satisfaction of certain conditions. Of this amount, $54.6 million will be used, once unrestricted, to redeem the Company’s Subordinated Convertible Notes. The Company expects the conditions as they relate to this $54.6 million to be met in the near future. The remaining $10 million will remain in escrow subject to the acquisition of specific assets by Hawaiian, which, if acquired, would provide additional collateral to the lenders. If this asset acquisition does not occur within 120 days, the remaining $10 million will be returned to the Term B lenders, and the Term B principal will be reduced commensurately.

Imperial Capital, LLC, a boutique investment banking firm based in Beverly Hills, California, acted as exclusive agent to Hawaiian Airlines, Inc. in arranging the financing.

About Hawaiian Airlines

Hawaiian was the nation’s number one carrier for on-time service, fewest flight cancellations and best baggage service reliability in 2005, according to reports by the U.S. Department of Transportation. Consumer travel surveys conducted by Condé Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 77th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands. Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and PCX: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance, including statements regarding the positioning of the Company for future growth. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the ability of the Company satisfy the conditions necessary to release the loan proceeds from the restricted account. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.